UNITED STATES
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Tandy Brands Accessories, Inc.
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To Our Shareholders

Admittedly, 2011 was a challenging year for Tandy Brands.  Nonetheless, I believe that we continue to make the changes that are required to turn our company around and achieve our long-term objectives.

The economy is still volatile and consumer spending remains uncertain.  Inflation rates are high due to the rising costs of raw materials, energy, and labor.  Despite the economic outlook, we remain focused on a balanced approach towards our two core business objectives: pursuing profitable growth and stabilizing our operating platform.

Pursuing Profitable Growth
We continue to pursue profitable growth through new licensed brands, our own proprietary brands, and private label programs.

In fiscal 2011, we acquired new license agreements.  These include Haggar®, Bone Collector®, and Wolverine® for the accessories segment as well as Eddie Bauer® for the gifts segment.  Our new license agreements will expand our portfolio of top-tier brands and diversify our retail partners.

Additionally, we continue to promote our own registered trademarks and proprietary trade names including Rolfs®, Canterbury®, Amity®, Prince Gardner®, Princess Gardner®, and Surplus®.  These brands are well-known throughout a variety of distribution channels.

Furthermore, our gifts segment continues to excel despite the tough retail environment.   Net sales increased three percent in fiscal 2011, and our fiscal 2012 bookings have increased by thirty percent.  Innovation, product design, dynamic packaging, and outstanding consumer value were the key drivers of success in this segment.  Our licenses with totes® and Eddie Bauer® remain the foundation for our growth in fiscal 2012.

Lastly, we sought solutions to improve our accessories profitability and protect market share.  We accepted product returns to refresh assortments and convert expiring licensed products into other products in our portfolio.  Through this, we were also able to procure additional retail space at our largest mass retail customer and deliver new men’s belt assortments to several other customers.

Stabilizing Our Operating Platform
Over the course of this past year, we took a comprehensive look at our business to accelerate improvements in profit margins in order to reach our longer term objectives.  We exited under-performing, non-core product categories that do not represent strategic components of our branded product portfolio.  The changes we implemented will allow us to focus on our profitable core products and to reduce SG&A expenses by $6 million to $7 million in the future.

Additionally, we’ve been improving the effectiveness of our supply chain.  We’ve hired a new SVP of Supply Chain.  We’ve been leveraging our owned-manufacturing in Mexico as a hedge against Asian market uncertainties.  We’ve realized distribution efficiencies from the consolidation moves we’ve made over the past two years.  These actions are a large part of how we’ve made our organization more efficient in the difficult economic environment.

Finally, on August 25, 2011, we entered into a new four-year, $35 million revolving line of credit, which carries a lower interest rate, and includes a program to significantly improve our cash collection time.  The new line of credit will give us the liquidity and flexibility we need to better manage our business and meet our organic growth expectations.

Looking Ahead
As we enter fiscal 2012, we remain focused on driving profitable growth while keeping our expense structure as efficient as possible.  Our top priority is to restore value to our shareholders and we intend to leverage our competitive advantages in design, sourcing and distribution to achieve this goal.  I, along with the Tandy Brands management team, remain committed to emerging from this turnaround a stronger company.

N. Roderick McGeachy, III
President and Chief Executive Officer